Exhibit 99.1

CSLM Digital Asset Acquisition Corp III Ltd Announces Separate Trading

of Ordinary Shares and Warrants, starting 9/19/25

FT. LAUDERDALE, Fla., September 16, 2025 – CSLM Digital Asset Acquisition Corp III, Ltd (Nasdaq: KOYNU) (the “Company”) announced today that, commencing September 19, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “KOYN” and “KOYNW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “KOYNU.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CSLM Digital Asset Acquisition Corp III, Ltd

CSLM Digital Asset Acquisition Corp III, Ltd is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on companies operating in the “new economy sectors,” which we broadly define as those in technology, financial services, or media and that are located in Frontier Growth Markets.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact:

Vik Mittal
CSLM3@meteoracapital.com